UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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☐	Soliciting Material Pursuant to §240.14a-12

UNWIRED PLANET, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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UNWIRED PLANET, INC.

2100 SEAPORT BOULEVARD

REDWOOD CITY, CALIFORNIA 94063

ADDITIONAL MATERIALS RELATING TO THE

PROXY STATEMENT

FOR THE ANNUAL MEETING OF STOCKHOLDERS

November 6, 2012

On September 27, 2012, Unwired Planet, Inc. filed its proxy statement relating to its 2012 Annual Meeting of Stockholders (the “Proxy Statement”) with the Securities and Exchange Commission, and made the Proxy Statement available on the Internet on that same day. Subsequent to that date, the Unwired Planet Board of Directors (the “Board”) appointed a new director. These additional materials have been prepared to provide Unwired Planet stockholders with information regarding this new director that would have been included in the Proxy Statement had the director been appointed prior to the filing of the Proxy Statement.

Appointment of New Director

Effective on October 22, 2012, the Board, based on the recommendation of the Nominating and Corporate Governance Committee, appointed Mark E. Jensen as a Class II director of Unwired Planet, which class of directors shall serve until the 2013 annual meeting of stockholders. Mr. Jensen was also appointed as a member of Unwired Planet’s Audit Committee. The Board has affirmatively determined that Mr. Jensen is independent and meets the financial knowledge requirements within the meaning of the applicable NASDAQ listing standards, the Audit Committee Charter and the Securities and Exchange Commission rules.

Business Experience of Mr. Jensen

Mark E. Jensen, age 62, has served as one of our directors since October 2012. Mr. Jensen is a private investor who currently serves as a member of the board of directors of several private companies. From October 2001 until his retirement in June 2012, Mr. Jensen served as the U.S. Managing Partner-Audit and Enterprise Risk Services, Technology Industry and the U.S. Managing Partner-Venture Capital Services Group at Deloitte LLP. From April 2001 to September 2001, Mr. Jensen served as the Chief Financial Officer of Redleaf Group, Inc., a venture capital firm, which provides services and capital for pre-seed and seed-stage technology companies. From September 1991 to March 2001, Mr. Jensen served as an audit partner at Arthur Andersen LLP, and as the managing partner of the Arthur Andersen Silicon Valley office. Mr. Jensen received a B.Ed. from Colorado State University and a B.S. from Metropolitan State College of Denver. Mr. Jensen is a certified public accountant, licensed in Colorado and California. He is a member of the American Institute of Certified Public Accountants and the Colorado and California State Societies of Certified Public Accountants.

The Nominating and Corporate Governance Committee believes that Mr. Jensen’s experience as the Managing Partner of an independent registered public accounting firm, his financial expertise in general and his ability to serve as a financial expert on our audit committee make him an important resource for the Board as it assesses both financial and strategic decisions.

Stock Ownership of Mr. Jensen

Mr. Jensen did not beneficially own any shares of Unwired Planet common stock on September 1, 2012, the date of the stock ownership table in the Proxy Statement. Mr. Jensen received automatic grants of restricted stock and stock options on the date of his appointment as described under the caption “Director Compensation” in the Proxy Statement.

Summary Compensation Table Correction

On page 34 of the Proxy Statement under the caption titled “Summary Compensation Table” the disclosure titled “All Other Compensation” for Michael C. Mulica contained a typo. The correct amount of Mr. Mulica’s commuting and housing reimbursements as set forth under All Other Compensation should be $48,217 rather than $482,179. Mr. Mulica’s “Total” compensation was disclosed as $2,683,379 and should be replaced with $2,683,417.